Exhibit 21

Subsidiaries of the Registrant

Subsidiary	State or Jurisdiction of Incorporation or Organization	Name Under Which Does Business (if different)
Diedrich Coffee, Inc.	Delaware
Keurig, Incorporated	Delaware
Timothy’s Coffee of the World Inc.	New Brunswick, Canada